EXHIBIT 5.1

OFFICES Wells Fargo Capitol Center Suite 2300 Raleigh, North Carolina 27601 ________	February 27, 2013	MAILING ADDRESS P.O. Box 2611 Raleigh, North Carolina 27602-2611 ________ TELEPHONE: (919) 821-1220 FACSIMILE: (919) 821-6800

Oxygen Biotherapeutics, Inc.
ONE Copley Parkway
Suite 490
Morrisville, NC  27560

Ladies and Gentlemen:

We have acted as counsel for Oxygen Biotherapeutics, Inc., a Delaware corporation (the “Company”), in connection with the preparation of a Registration Statement on Form S-3 (333-165733) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”) on March 26, 2010, and amended by Amendment No. 1 to Registration Statement on Form S-3 filed with the Commission on April 7, 2010  (as amended and as may be further amended or supplemented, the “Registration Statement”), which Registration Statement was declared effective by the Commission on April 14, 2010.  Pursuant to the Registration Statement, the Company is registering for issuance (i) 1,600 shares of its Series B-1 Convertible Preferred Stock, par value $0.0001 per share (the “Preferred Shares”), which Preferred Shares are convertible into shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), on the terms and in accordance with the provisions of the Company’s Certificate of Designations filed with the Delaware Secretary of State on February 25, 2013 and (ii) Common Stock issuable upon conversion of the Preferred Stock (the “Conversion Shares,” and together  with the Preferred Stock, sometimes referred to herein as the “Shares”).

This opinion is furnished in accordance with the requirements of Item 601(b)(5)(i) of Regulation S-K under the Act.

We have examined (i) the Registration Statement, (ii) the prospectus supplement dated February 22, 2013 (together with the base prospectus contained in the Registration Statement, the “Prospectus”), (iii) that certain placement agency agreement, dated February 22, 2013, by and between the Company and Ladenburg Thalmann & Co. Inc., as placement agent (the “Placement Agreement”), (iv) that certain securities purchase agreement, dated February 22, 2013, by and among the Company and each purchaser identified on the signature pages thereto (the “Securities Purchase Agreement”) and (v) originals or copies, certified or otherwise identified to our satisfaction, of such corporate documents, records and proceedings, minutes, consents, actions and resolutions, as we have deemed necessary for the purposes of this opinion.  In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conforming to originals of all documents submitted to us as certified copies or photocopies, and the authenticity of originals of such latter documents.  We have also considered such matters of law and fact as we, in our professional judgment, have deemed appropriate to make the statements contained herein.  As to certain factual matters, and without investigation or analysis of any underlying data contained therein, we have also relied on oral or written statements of officers and other representatives of the Company, whom we believe to be responsible, in rendering the opinion set forth below.

Based upon and subject to the foregoing and in reliance thereon, it is our opinion that (i) the Preferred Shares have been duly authorized, and when issued and delivered against payment of the purchase price therefore in accordance with the terms of the Placement Agreement and the Securities Purchase Agreement and upon either (a) the countersigning of the certificates representing the Preferred Shares by a duly authorized signatory of the registrar for the Preferred Shares, or (b) the book entry of the Preferred Shares by the transfer agent for the Preferred Shares, such Preferred Shares will be validly issued, fully paid and nonassessable and (ii) the Conversion Shares have been duly authorized, and when issued and delivered against payment of the purchase price therefore in accordance with the terms of the Placement Agreement and the Securities Purchase Agreement and upon either (a) the countersigning of the certificates representing the Conversion Shares by a duly authorized signatory of the registrar for the Common Stock, or (b) the book entry of the Conversion Shares by the transfer agent for the Common Stock, such Conversion Shares will be validly issued, fully paid and nonassessable.

We express no opinion as to any matter other than as expressly set forth above, and no opinion, other than the opinion given herein, may be inferred or implied herefrom.  This opinion is limited to Delaware General Corporation Law (including the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws), and we express no opinion as to the laws of any other jurisdiction.  The opinion expressed herein does not extend to compliance with federal securities laws or state blue sky laws relating to the sale of the Preferred Shares or the Conversion Shares.

We consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K of the Company filed with the Commission and thereby incorporated by reference in the Registration Statement and to all references to us in the Registration Statement and the Prospectus and any amendments thereto.  Such consent shall not be deemed to be an admission that our firm is within the category of persons whose consent is required under Section 7 of the Act or the regulations promulgated pursuant to the Act.

Sincerely yours,

/s/ Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P.

SMITH, ANDERSON, BLOUNT, DORSETT,
   MITCHELL & JERNIGAN, L.L.P.